Exhibit 99.1
FOR RELEASE 6:30 A.M., WEDNESDAY, April 29, 2009

Investors:	Valerie Haertel	Media:	Lowell Weiner
	(201) 269-5781		(201) 269-6986
	valerie_haertel@medco.com		lowell_weiner@medco.com
Medco Delivers First-Quarter 2009 GAAP Diluted EPS of $0.58;
Diluted EPS Excluding Amortization of Intangible Assets of $0.63
Reaffirms 2009 EPS Guidance
Announces Win of Coventry Commercial Business Starting January 1, 2010
First-Quarter 2009 Highlights:
•	GAAP diluted EPS increased 16.0 percent to $0.58 from $0.50 in first-quarter 2008

•	Diluted EPS, excluding $0.05 in amortization of intangible assets from the 2003 spin-off, increased 14.5 percent to $0.63 from $0.55 in first-quarter 2008

•	Total net revenues increased 14.4 percent to a record $14.8 billion

•	Specialty pharmacy revenues increased 21.0 percent to a record $2.3 billion

•	Generic dispensing rate increased 3.5 percentage points to a record 66.8 percent

•	Cash flow from operations increased 7-fold to a record of nearly $1.2 billion
2009 Guidance Reaffirmed:
•	Full-year 2009 GAAP diluted EPS expected in the range of $2.45 to $2.55, representing 15 to 20 percent growth over 2008

•	Full-year 2009 diluted EPS, excluding amortization of intangible assets, expected in the range of $2.67 to $2.77, representing 15 to 19 percent growth over 2008
FRANKLIN LAKES, N.J., April 29, 2009 – Medco Health Solutions, Inc. (NYSE: MHS) today reported first-quarter 2009 GAAP diluted earnings per share of $0.58, up 16.0 percent compared to $0.50 for the first quarter of 2008. Adjusting for the amortization of intangible assets that existed when Medco became a publicly traded company in 2003, first-quarter 2009 diluted earnings per share increased 14.5 percent to $0.63, from $0.55 in the first quarter of 2008. With continuing strength across its operations and confident in its continued ability to deliver value-driven solutions to its clients in a weakened economy, Medco reaffirmed its 2009 earnings guidance, projecting GAAP diluted EPS growth of 15 to 20 percent over 2008.
“Our solid first-quarter results reflect our success at growing our top and bottom lines as we deliver significant healthcare cost savings and world-class clinical quality to clients and members. The Medco Therapeutic Resource Centers® and our leadership in pharmacogenomics, along with the broad spectrum of Medco’s other product and service offerings, continue to differentiate Medco in the marketplace,” said Medco Chairman and Chief Executive Officer David B. Snow Jr.

Medco First-Quarter 2009 Earnings Page 2
“We are achieving unparalleled success in winning new business. In fact, 2009 represents a record sales year for Medco, with annualized new-named sales of $8.6 billion, up from the $8.0 billion reported last quarter, and net-new sales of over $7.0 billion, up significantly from the $6.1 billion reported last quarter. Looking forward, the 2010 selling season has already yielded meaningful early wins, including Coventry’s commercial and workers compensation business – an incremental win to the Coventry Medicare business, which we installed successfully on January 1, 2009. This brings our total annualized new-named sales for 2010, at this early date, to $2.0 billion,” said Snow.
First-Quarter Financial and Operational Results
Medco reported first-quarter net revenues exceeding $14.8 billion, an increase of 14.4 percent from first-quarter 2008 — primarily as a result of contributions from significant new client wins and price inflation on brand-name drugs, partially offset by higher volumes of lower-priced generic drugs. Medco’s generic dispensing rate increased 3.5 percentage points from first-quarter 2008 to a record 66.8 percent. The mail-order generic dispensing rate increased 3.6 percentage points to 57.2 percent and the retail generic dispensing rate increased 3.2 percentage points to 68.5 percent. Higher volumes of lower-priced generic drugs reduced net revenues for first-quarter 2009 by approximately $650 million.
Total prescription volume, adjusting for the difference in days supply between mail-order and retail, was 226.1 million, a 9.4 percent increase over the first quarter of 2008. In line with previous guidance, mail-order prescription volume was 25.7 million, a 3.4 percent decrease from first-quarter 2008. Significant new business wins drove higher than expected retail volumes, reaching 149.4 million, a robust 17.5 percent increase over first-quarter 2008. Given the elevated incremental retail volumes, the adjusted mail-order penetration rate decreased 4.4 percentage points from first-quarter 2008 to 34.0 percent. (Please see Table 5 for the calculation of adjusted prescription volume.)
Total gross margin for first-quarter 2009 increased nearly 5 percent over first-quarter 2008, to $944.1 million. As a direct result of the incremental retail volumes, the total gross margin percentage decreased 50 basis points to 6.4 percent from 6.9 percent in the first quarter of 2008.
Total selling, general and administrative (SG&A) expenses of $340.3 million increased 3.6 percent, or $11.9 million, from first-quarter 2008. Sequentially, SG&A expenses decreased 10.7 percent, or $40.7 million, from $381.0 million last quarter.
Earnings Before Interest Income/Expense, Taxes, Depreciation and Amortization (EBITDA) for the quarter reached a record $647.0 million, an increase of 5.7 percent, or $35.1 million, over the same period last year. Driven by the very strong retail volumes in the overall prescription mix, EBITDA per adjusted prescription decreased 3.4 percent to $2.86 from $2.96 in the first quarter of 2008. (Please refer to Table 6 for a reconciliation of EBITDA to reported net income.)
Total interest and other (income) expense, net, of $41.6 million in first-quarter 2009 decreased 23.4 percent, or $12.7 million, compared to the same period in 2008, largely attributable to lower interest rates and increased cash balances.
The first-quarter 2009 effective tax rate was 40.2 percent, compared to 39.7 percent in the first quarter of 2008.
Net income of $291.0 million increased 7.7 percent over the same quarter last year.
Medco cash flows from operations increased to nearly $1.2 billion, from $165.5 million for the same period in 2008 – a seven-fold increase. The company closed the first quarter of 2009 with nearly $1.8 billion of cash on its balance sheet.

Medco First-Quarter 2009 Earnings Page 3
Richard J. Rubino, chief financial officer, added, “Our disciplined financial strategies, including our focus on working capital management, are continuing to drive increased cash balances, cash flows from operations and return on invested capital well ahead of expectations. Our balance sheet is stronger than ever, which provides us with increased flexibility to deploy capital to drive long-term shareholder value.”
Specialty Pharmacy Group
Revenues for Accredo Health Group grew 21.0 percent to a record $2.3 billion, compared to $1.9 billion in the first quarter of 2008, reflecting the contribution from significant new client wins and growth across the specialty business.
Accredo’s gross margin increased to 7.8 percent in the first quarter of 2009 compared to 7.7 percent for the same period in 2008. Operating income grew 43.3 percent to $91.3 million from $63.7 million in the first quarter of 2008, driven by the revenue growth and a favorable product mix in the quarter.
Share Repurchase Program
As part of its $3 billion share repurchase program, Medco repurchased a total of 5.3 million shares for $215.6 million during the first quarter of 2009 with an average per-share cost of $40.59. Since the inception of the program in November 2008, Medco has repurchased 10.5 million shares for a total cost of $415.6 million with an average per-share cost of $39.72.
2009 Guidance Reaffirmed
Medco continues to expect to achieve full-year 2009 GAAP diluted earnings per share in the range of $2.45 to $2.55, representing growth of 15 to 20 percent over 2008. Excluding the amortization of intangible assets from the 2003 spin-off, 2009 diluted earnings per share is expected to be in the range of $2.67 to $2.77, representing growth of 15 to 19 percent over 2008.
Use of Non-GAAP Measures
Medco calculates and uses EBITDA and EBITDA per adjusted prescription as indicators of its ability to generate cash from its reported operating results. These measurements are used in concert with net income and cash flows from operations, which measure actual cash generated in the period. In addition, Medco believes that EBITDA and EBITDA per adjusted prescription are supplemental measurement tools used by analysts and investors to help evaluate overall operating performance and the ability to incur and service debt and make capital expenditures. EBITDA does not represent funds available for Medco’s discretionary use and is not intended to represent or to be used as a substitute for net income or cash flows from operations data as measured under U.S. Generally Accepted Accounting Principles (GAAP). The items excluded from EBITDA, but included in the calculation of reported net income, are significant components of the consolidated statements of income and must be considered in performing a comprehensive assessment of overall financial performance. EBITDA, and the associated year-to-year trends, should not be considered in isolation. Medco’s calculation of EBITDA may not be consistent with calculations of EBITDA used by other companies.
EBITDA per adjusted prescription is calculated by dividing EBITDA by the adjusted prescription volume for the period. This measure is used as an indicator of EBITDA performance on a per-unit basis, providing insight into the cash-generating potential of each prescription. EBITDA, and as a result, EBITDA per adjusted prescription, is affected by the changes in prescription volumes between retail and mail order, the relative representation of brand-name, generic and specialty pharmacy drugs, as well as the level of efficiency in the business. Adjusted prescription volume equals substantially all mail-order prescriptions multiplied by three, plus retail prescriptions. These mail-order prescriptions are multiplied by three to adjust for the fact that they include approximately three times the amount of product days supplied compared with retail prescriptions.

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Medco uses diluted earnings per share excluding intangible asset amortization expense that existed when Medco became a public company in 2003 as a supplemental measure of operating performance. The excluded amortization is associated with intangible assets that substantially arose in connection with the acquisition of Medco by Merck & Co., Inc. in 1993 and were pushed down to Medco’s balance sheet. The company believes that diluted earnings per share, excluding the amortization of these intangibles, is a useful measure because by adjusting for this significant non-cash item it enhances comparability of the company’s financial results with its peers. The intangible asset amortization resulting from Medco’s acquisitions, such as the acquisitions of Accredo Health, Incorporated in August 2005, and PolyMedica Corporation in October 2007, are not part of the excluded amortization in this calculation because they result from Medco investment decisions.
Conference Call
Management will hold a conference call to review Medco’s financial results and operating outlook on April 29, 2009 at 8:30 a.m. ET.
To access the live conference call via telephone:
Dial in: (800) 949-5383 from inside the U.S., or (706) 679-3440 from outside the U.S.
To access the live webcast:
Visit the Investor Relations section at www.medcohealth.com/investor.
For a replay of the call:
A replay of the call will be available after the event on April 29, 2009 through May 13, 2009. Dial in: (800) 642-1687 from inside the U.S., or (706) 645-9291 from outside the U.S. Please use pass code 94997678.
About Medco
Medco Health Solutions, Inc. (NYSE: MHS) is a leading healthcare company, serving the needs of more than 60 million people. Medco, the world’s most advanced pharmacy®, provides clinically driven pharmacy services designed to improve the quality of care and lower total healthcare costs for private and public employers, health plans, labor unions and government agencies of all sizes, and for individuals served by Medicare Part D Prescription Drug Plans. Through its unique Medco Therapeutic Resource Centers® and the Accredo Health Group, Medco’s specialty pharmacy, the company is creating innovative models for the care of patients with chronic and complex conditions. Medco is a leader in the emerging field of personalized medicine and in applying evidence-based protocols to elevate the practice of pharmacy, a key element in reforming America’s healthcare system. Medco is ranked number 45 on the Fortune 500 list, with 2008 revenues of more than $51 billion. For more information about Medco, go to http://www.medcohealth.com.
This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the business and future financial results of the pharmacy benefit management (“PBM”) and specialty pharmacy industries, and other legal, regulatory and economic developments. We use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,”

Medco First-Quarter 2009 Earnings Page 5
“future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance” and similar expressions to identify these forward-looking statements. Medco’s actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including those set forth below.
•	Competition in the PBM, specialty pharmacy and the broader healthcare industry is intense and could impair our ability to attract and retain clients;

•	Failure to retain key clients and their members, either as a result of economic conditions, increased competition or other factors, could result in significantly decreased revenues and could harm our profitability;

•	If we do not continue to earn and retain purchase discounts and rebates from manufacturers at current levels, our gross margins may decline;

•	If we are unable to effectively integrate acquired businesses into ours, our operating results may be adversely affected. Even if we are successful, the integration of these businesses has required, and will likely continue to require, significant resources and management attention;

•	If we fail to comply with complex and evolving laws and regulations in the U.S. and internationally, we could suffer penalties, or be required to pay substantial damages or make significant changes to our operations;

•	Government efforts to reduce healthcare costs and alter healthcare financing practices could lead to a decreased demand for our services or to reduced profitability;

•	Failure in continued execution of our Medicare Part D prescription drug program, and the integration of that program into a more comprehensive retiree strategy, could adversely impact our business and financial results;

•	PBMs could be subject to claims under ERISA if they are found to be a fiduciary of a health benefit plan governed by ERISA;

•	Pending litigation could adversely impact our business practices and have a material adverse effect on our business, financial condition, liquidity and operating results;

•	We are subject to corporate integrity agreements and noncompliance may impede our ability to conduct business with the federal government;

•	New legislative or regulatory initiatives that restrict or prohibit the PBM industry’s ability to use patient identifiable medical information could limit our ability to use information that is critical to the operation of our business;

•	Our Specialty Pharmacy business is highly dependent on our relationships with a limited number of biopharmaceutical suppliers and the loss of any of these relationships could significantly impact our ability to sustain or improve our financial performance;

•	Our ability to grow our Specialty Pharmacy business could be limited if we do not expand our existing base of drugs or if we lose patients;

•	Our Specialty Pharmacy business, certain revenues from diabetes testing supplies and our Medicare Part D offerings expose us to increased credit risk;

•	Changes in industry pricing benchmarks could adversely affect our financial performance;

•	The terms and covenants relating to our existing indebtedness could adversely impact our financial performance and our liquidity;

•	Prescription volumes may decline, and our net revenues and profitability may be negatively impacted, if the safety risk profiles of drugs increase or if drugs are withdrawn from the market, including as a result of manufacturing issues, or if prescription drugs transition to over-the-counter products;

•	We may be subject to liability claims for damages and other expenses that are not covered by insurance;

•	The success of our business depends on maintaining a well-secured pharmacy operation and technology infrastructure and failure to execute could adversely impact our business;

Medco First-Quarter 2009 Earnings Page 6
•	We could be required to record a material non-cash charge to income if our recorded intangible assets or goodwill are impaired, or if we shorten intangible asset useful lives;

•	Changes in reimbursement rates, including competitive bidding for durable medical equipment suppliers, could negatively affect our Accredo and PolyMedica revenues and profits; and

•	Anti-takeover provisions of the Delaware General Corporation Law (“DGCL”), our certificate of incorporation and our bylaws could delay or deter a change in control and make it more difficult to remove incumbent officers and directors.
The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect our business described in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the Securities and Exchange Commission.

Medco First-Quarter 2009 Earnings Page 7
Medco Health Solutions, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
(In millions, except for per share data)
Table 1.

	Quarters Ended
	March 28,	March 29,
	2009	2008
Product net revenues (Includes retail co-payments of $2,259 for 2009 and $2,102 for 2008)	$14,616.3	$12,806.9
Service revenues	217.6	156.0

Total net revenues	14,833.9	12,962.9

Cost of operations:
Cost of product net revenues (Includes retail co- payments of $2,259 for 2009 and $2,102 for 2008)	13,832.0	12,016.8
Cost of service revenues	57.8	45.9

Total cost of revenues	13,889.8	12,062.7
Selling, general and administrative expenses	340.3	328.4
Amortization of intangibles	75.9	69.5
Interest expense	45.1	50.6
Interest (income) and other (income) expense, net	(3.5)	3.7

Total costs and expenses	14,347.6	12,514.9

Income before provision for income taxes	486.3	448.0
Provision for income taxes	195.3	177.8

Net income	$291.0	$270.2

Basic earnings per share:
Weighted average shares outstanding	492.2	526.9
Earnings per share	$0.59	$0.51

Diluted earnings per share:
Weighted average shares outstanding	501.2	537.8
Earnings per share	$0.58	$0.50

Medco First-Quarter 2009 Earnings Page 8
Medco Health Solutions, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In millions)
Table 2.

	March 28,	December 27,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$1,799.5	$938.4
Short-term investments	62.4	64.0
Manufacturer accounts receivable, net	1,966.3	1,858.9
Client accounts receivable, net	1,647.7	1,680.5
Income taxes receivable	214.7	213.4
Inventories, net	1,675.6	1,856.5
Prepaid expenses and other current assets	72.3	326.6
Deferred tax assets	166.7	159.2

Total current assets	7,605.2	7,097.5
Property and equipment, net	846.1	854.1
Goodwill	6,326.9	6,331.4
Intangible assets, net	2,651.9	2,666.4
Other noncurrent assets	56.1	61.5

Total assets	$17,486.2	$17,010.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Claims and other accounts payable	$2,789.7	$2,878.9
Client rebates and guarantees payable	2,071.8	1,658.7
Accrued expenses and other current liabilities	717.2	660.4
Short-term debt	600.0	600.0

Total current liabilities	6,178.7	5,798.0
Long-term debt, net	4,001.2	4,002.9
Deferred tax liabilities	1,050.4	1,065.3
Other noncurrent liabilities	188.9	186.8

Total liabilities	11,419.2	11,053.0

Total stockholders’ equity	6,067.0	5,957.9

Total liabilities and stockholders’ equity	$17,486.2	$17,010.9

	March 28,	December 27,
	2009	2008
Balance Sheet Debt:
Accounts receivable financing facility	$600.0	$600.0
Senior unsecured revolving credit facility	1,000.0	1,000.0
Senior unsecured term loan	1,000.0	1,000.0
7.25% senior notes due 2013, net of unamortized discount	497.9	497.8
6.125% senior notes due 2013, net of unamortized discount	298.6	298.5
7.125% senior notes due 2018, net of unamortized discount	1,188.4	1,188.2
Fair value of interest rate swap agreements	16.3	18.4

Total debt	$4,601.2	$4,602.9

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Medco Health Solutions, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In millions)

Table 3.

	Quarters Ended
	March 28,	March 29,
	2009	2008
Cash flows from operating activities:
Net income	$291.0	$270.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	43.2	40.1
Amortization of intangibles	75.9	69.5
Deferred income taxes	(40.5)	(42.4)
Stock-based compensation on employee stock plans	35.5	29.4
Tax benefit on employee stock plans	30.5	40.9
Excess tax benefits from stock-based compensation arrangements	(11.6)	(24.2)
Other	33.5	33.8
Net changes in assets and liabilities:
Manufacturer accounts receivable, net	(107.4)	(176.2)
Client accounts receivable, net	0.9	(125.8)
Inventories, net	180.6	(21.0)
Prepaid expenses and other current assets	254.3	(5.8)
Income taxes receivable	(1.3)	7.9
Other noncurrent assets	2.6	(4.0)
Claims and other accounts payable	(88.3)	(365.4)
Client rebates and guarantees payable	413.1	389.7
Accrued expenses and other current and noncurrent liabilities	58.3	48.8

Net cash provided by operating activities	1,170.3	165.5

Cash flows from investing activities:
Capital expenditures	(35.4)	(39.1)
Purchases of securities and other assets	(105.6)	(6.5)
Proceeds from sale of securities and other investments	44.1	—

Net cash used by investing activities	(96.9)	(45.6)

Cash flows from financing activities:
Proceeds from long-term debt	—	1,885.7
Repayments on long-term debt	—	(1,200.0)
Debt issuance costs	—	(10.1)
Settlement of cash flow hedge	—	(45.4)
Purchase of treasury stock	(215.6)	(1,000.8)
Excess tax benefits from stock-based compensation arrangements	11.6	24.2
Net payments from employee stock plans	(8.3)	(7.0)

Net cash used by financing activities	(212.3)	(353.4)

Net increase (decrease) in cash and cash equivalents	861.1	(233.5)
Cash and cash equivalents at beginning of period	938.4	774.1

Cash and cash equivalents at end of period	$1,799.5	$540.6

Medco First-Quarter 2009 Earnings Page 10
Medco Health Solutions, Inc.
Consolidated Income Statement Results
(Unaudited)
(In millions)
Table 4.

	Quarter Ended			Quarter Ended
	March 28,			March 29,
	2009 (1)	Increase (Decrease)		2008
Consolidated income statement results
Retail product revenues (2)	$9,124.6	$1,709.0	23.0%	$7,415.6
Mail-order product revenues	5,491.7	100.4	1.9%	5,391.3

Total product net revenues (2)	14,616.3	1,809.4	14.1%	12,806.9

Client and other service revenues	175.8	61.0	53.1%	114.8
Manufacturer service revenues	41.8	0.6	1.5%	41.2

Total service revenues	217.6	61.6	39.5%	156.0

Total net revenues (2)	14,833.9	1,871.0	14.4%	12,962.9

Cost of product net revenues (2)	13,832.0	1,815.2	15.1%	12,016.8
Cost of service revenues	57.8	11.9	25.9%	45.9

Total cost of revenues (2)	13,889.8	1,827.1	15.1%	12,062.7
Selling, general and administrative expenses	340.3	11.9	3.6%	328.4
Amortization of intangibles	75.9	6.4	9.2%	69.5
Interest expense	45.1	(5.5)	-10.9%	50.6
Interest (income) and other (income) expense, net	(3.5)	(7.2)	-194.6%	3.7

Income before provision for income taxes	486.3	38.3	8.5%	448.0
Provision for income taxes	195.3	17.5	9.8%	177.8

Net Income	$291.0	$20.8	7.7%	$270.2

Diluted earnings per share:
Weighted average shares outstanding	501.2	(36.6)	-6.8%	537.8
Earnings per share	$0.58	$0.08	16.0%	$0.50

Earnings per share, excluding intangible amortization (3)	$0.63	$0.08	14.5%	$0.55

Gross margin (4)
Product	$784.3	$(5.8)	-0.7%	$790.1
Product gross margin percentage	5.4%	-0.8%		6.2%
Service	$159.8	$49.7	45.1%	$110.1
Service gross margin percentage	73.4%	2.8%		70.6%
Total	$944.1	$43.9	4.9%	$900.2
Total gross margin percentage	6.4%	-0.5%		6.9%

(1)	Includes majority-owned Europa Apotheek Venlo’s operating results commencing on the April 28, 2008 acquisition date.

(2)	Includes retail co-payments of $2,259 million for the first quarter of 2009 and $2,102 million for the first quarter of 2008.

(3)	Please refer to Table 8 for reconciliation of the earnings per share excluding intangible amortization.

(4)	Defined as net revenues minus cost of revenues.

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Medco Health Solutions, Inc.
Consolidated Selected Information
(Unaudited)
(In millions)
Table 5.

	Quarter Ended			Quarter Ended
	March 28,			March 29,
	2009 (1)	Increase (Decrease)		2008
Volume Information
Retail prescriptions	149.4	22.2	17.5%	127.2
Mail-order prescriptions	25.7	(0.9)	-3.4%	26.6

Total prescriptions	175.1	21.3	13.8%	153.8

Adjusted prescriptions (2)	226.1	19.4	9.4%	206.7
Adjusted mail-order penetration (3)	34.0%	-4.4%		38.4%

Other volume (4)	1.7	0.5	41.7%	1.2

Generic Dispensing Rate Information
Retail generic dispensing rate	68.5%	3.2%		65.3%
Mail-order generic dispensing rate	57.2%	3.6%		53.6%
Overall generic dispensing rate	66.8%	3.5%		63.3%

Manufacturer Rebate Information
Rebates earned	$1,306	$253	24.0%	$1,053
Percent of rebates retained	12.8%	-7.2%		20.0%

Depreciation Information
Cost of revenues depreciation	$12.0	$1.2	11.1%	$10.8
SG&A expenses depreciation	31.2	1.9	6.5%	29.3

Total depreciation	$43.2	$3.1	7.7%	$40.1

(1)	Includes majority-owned Europa Apotheek Venlo’s operating results commencing on the April 28, 2008 acquisition date.

(2)	Adjusted prescription volume equals substantially all mail-order prescriptions multiplied by three, plus retail prescriptions. These mail-order prescriptions are multiplied by three to adjust for the fact that they include approximately three times the amount of product days supplied compared with retail prescriptions.

(3)	The percentage of adjusted mail-order prescriptions to total adjusted prescriptions.

(4)	Represents over-the-counter drugs, as well as diabetes supplies primarily dispensed by PolyMedica.

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Medco Health Solutions, Inc.
Consolidated EBITDA
(Unaudited)
(In millions, except for EBITDA per adjusted prescription data)
Table 6.

	Quarters Ended
	March 28,	March 29,
	2009 (1)	2008
EBITDA Reconciliation:
Net income	$291.0	$270.2
Add:
Interest expense	45.1	50.6
Interest (income) and other (income) expense, net	(3.5)	3.7	(2)
Provision for income taxes	195.3	177.8
Depreciation expense	43.2	40.1
Amortization expense	75.9	69.5

EBITDA	$647.0	$611.9

Adjusted prescriptions (3)	226.1	206.7

EBITDA per adjusted prescription	$2.86	$2.96

(1)	Includes majority-owned Europa Apotheek Venlo’s operating results commencing on the April 28, 2008 acquisition date.

(2)	Includes a $9.8 million charge for the ineffective portion of the forward-starting interest rate swap agreements associated with the March 2008 issuance of senior notes.

(3)	Adjusted prescription volume equals substantially all mail-order prescriptions multiplied by three, plus retail prescriptions. These mail-order prescriptions are multiplied by three to adjust for the fact that they include approximately three times the amount of product days supplied compared with retail prescriptions.

Medco First-Quarter 2009 Earnings Page 13
Medco Health Solutions, Inc.
Accredo Health Group (Specialty Pharmacy) Segment Results
(Unaudited)
(In millions)
Table 7.

	Quarter Ended			Quarter Ended
	March 28,			March 29,
	2009	Increase (Decrease)		2008
Specialty Pharmacy:
Product net revenues	$2,263.9	$389.4	20.8%	$1,874.5
Service revenues	22.4	7.3	48.3%	15.1

Total net revenues	2,286.3	396.7	21.0%	1,889.6
Total cost of revenues	2,108.8	364.3	20.9%	1,744.5
Selling, general and administrative expenses	74.8	4.4	6.3%	70.4
Amortization of intangibles	11.4	0.4	3.6%	11.0

Operating Income	$91.3	$27.6	43.3%	$63.7

Gross Margin (1)	$177.5	$32.4	22.3%	$145.1
Gross margin percentage	7.8%	0.1%		7.7%

(1)	Defined as net revenues minus cost of revenues.
Medco Health Solutions, Inc.
Earnings Per Share Reconciliation
(Unaudited)
Table 8.

	Quarters Ended
	March 28,	March 29,
	2009	2008
Earnings Per Share Reconciliation:
GAAP diluted earnings per share	$0.58	$0.50
Adjustment for the amortization of intangible assets (1)	0.05	0.05

Diluted earnings per share, excluding intangible amortization	$0.63	$0.55

(1)	This adjustment represents the per share effect of the intangible amortization from the 2003 spin-off, when Medco became a publicly traded company.

Medco First-Quarter 2009 Earnings Page 14
Medco Health Solutions, Inc.
Guidance Information
(Unaudited)
Table 9.

	Full Year ended	Estimated
	December 27, 2008	Full Year Ended December 26, 2009
	Actual	Low End	High End
Earnings Per Share Guidance Reconciliation:
GAAP diluted earnings per share	$2.13	$2.45	$2.55

Adjustment for the amortization of intangible assets (1)	0.20	0.22	0.22

Diluted earnings per share, excluding intangible amortization	$2.33	$2.67	$2.77

Diluted earnings per share growth over prior year		15%	20%
Diluted earnings per share growth over prior year, excluding intangible amortization		15%	19%

(1)	This adjustment represents the per share effect of the intangible amortization from the 2003 spin-off, when Medco became a publicly traded company.